Exhibit 99.1

News		General Motors	GM Communications
	For Release: February 3, 2009	Corporation	Detroit, Mich., USA
media.gm.com
Percy N. Barnevik leaves the GM Board of Directors
DETROIT — General Motors Corp. (NYSE: GM) announced today that Percy N. Barnevik, retired chairman of AstraZeneca PLC, has resigned from the GM Board of Directors for personal reasons, effective today.
“I have been proud to serve on GM’s Board the past 12 years,” Mr. Barnevik said. “I remain a strong supporter of management and the Board of GM, and of the direction the company is taking. I wish the GM team ongoing success as they implement their restructuring plan and position the company for long-term viability and success in this most challenging of global industries.”
“Percy has played a very active and important role on GM’s Board,” noted George M.C. Fisher, presiding director. “We are sorry that he is leaving, and wish him the best.”
Mr. Barnevik was chair of GM’s Public Policy Committee and served on the Directors and Corporate Governance Committee.
About GM — General Motors Corp. (NYSE: GM), one of the world’s largest automakers, was founded in 1908, and today manufactures cars and trucks in 34 countries. With its global headquarters in Detroit, GM employs 252,000 people in every major region of the world, and sells and services vehicles in some 140 countries. In 2008, GM sold 8.35 million cars and trucks globally under the following brands: Buick, Cadillac, Chevrolet, GMC, GM Daewoo, Holden, Hummer, Opel, Pontiac, Saab, Saturn, Vauxhall and Wuling. GM’s largest national market is the United States, followed by China, Brazil, the United Kingdom, Canada, Russia and Germany. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. More information on GM can be found at www.gm.com.
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Contacts:
Tom Wilkinson
313-667-0366 (o)
313-378-6233 (c)
tom.wilkinson@gm.com
Renée Rashid-Merem
313-665-3128 (office)
313-701-8560 (cell)
renee.rashid-merem@gm.com